EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

      THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is entered into as of March 8, 2001 (the “Effective Date”), by and among G & W/LAKEVILLE CORPORATE CENTER, LLC, a California limited liability company (“Seller”), and REGAN HOLDING CORP., a California corporation (“Buyer”).

      THIS AGREEMENT IS ENTERED INTO on the basis of the following facts, intentions and understandings of the parties:

      A. Seller is the owner of the land (the “Land”) and the improvements located thereon (the “Improvements”), commonly known as 2084 Lakeville Highway and 2090 Marina Avenue in the City of Petaluma, County of Sonoma, State of California. The Land is more particularly described in Exhibit A, attached hereto. The Land and the Improvements are hereinafter collectively referred to as the “Real Property.”

      B. The Real Property is subject to that certain Lakeville Industrial Center Net Lease (the “Lease”) dated October 28, 1998, entered into between Seller, as Landlord, and Buyer, as Tenant. Pursuant to the Lease, Seller granted to Buyer an option to purchase the Property. Buyer has exercised its option to purchase the Property.

      C. Seller now desires to sell the Property (as hereinafter defined) to Buyer, and Buyer desires to purchase the Property from Seller, in accordance with the terms of the Lease and this Agreement.

      NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

      1. Purchase and Sale of Property. Seller shall sell to Buyer, and Buyer shall purchase from Seller, on the terms, covenants and conditions set forth in this Agreement, the following described property (collectively, the “Property”):

             1.1. Real Property. The Real Property, together with all minerals, oil, gas and other hydrocarbon substances thereon and all easements, access rights, air, water and riparian rights, development rights, solar rights and all tenements, privileges and appurtenances pertaining thereto;

             1.2. Personal Property. All fixtures, equipment, machinery, building materials, furniture, furnishings and other personal property located on, attached to, or used in connection with the operation and maintenance of the Real Property that are owned by Seller (collectively, the “Personal Property”);

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             1.3. Intangible Property. Seller’s interest in any and all intangible personal property arising out of or in connection with the ownership or operation of the Real Property, including (i) the right to use the current names of the Real Property, (ii) all licenses, permits, certificates of occupancy and franchises issued to Seller by federal, state or local municipal authorities relating to the use, maintenance, occupancy or operation of the Real Property, (iii) all warranties given by third parties with respect to the Real Property, and (iv) all service, equipment, maintenance, construction and employment agreements (collectively, the “Service Contracts”) entered into by Seller with respect to the Real Property and listed on Exhibit B, attached hereto, which Buyer elects to have assigned to it pursuant to the provisions of this Agreement (collectively, the “Intangible Property”); and

             1.4. Lease. The Lease, together with all security and damage deposits held by Seller in accordance with the terms of the Lease.

      2. Purchase Price. Buyer shall pay to Seller the purchase price (the “Purchase Price”) in the amount of Ten Million Six Hundred Thousand Dollars ($10,600,000) for the Property. The Purchase Price shall be paid in the manner described in Section 4.

      3. Deposit. Within two (2) business days after the execution of this Agreement, Buyer and Seller shall open an escrow account (the “Escrow”) with North American Title (“Escrow Holder”), and Buyer shall deposit with Escrow Holder by cashier’s check or immediately available federal wire transfer cash in the amount of Forty Thousand Dollars ($40,000) (the “Deposit”). Escrow Holder shall place the Deposit in an interest-bearing account at an institution acceptable to Buyer, to be held as a deposit on account of the Purchase Price. (The Deposit and all interest earned thereon shall hereinafter collectively be referred to as the “Earnest Money Deposit.”) Upon Close of Escrow, the Earnest Money Deposit shall be applied against the Purchase Price.

      4. Payment of Purchase Price. On or before Close of Escrow, Buyer shall deposit with Escrow Holder by immediately available federal wire transfer or cashier’s check an additional amount equal to the difference between the Purchase Price and the Earnest Money Deposit, plus or minus the closing adjustments and prorations described in Section 11.7.

      5. Remedies; Liquidated Damages.

             5.1. Remedies. If the transfer of the Property from Seller to Buyer does not close as a result of a default by Seller under this Agreement, Buyer’s sole remedy shall be either (but not both) (i) the return of the Earnest Money Deposit and reimbursement of Buyer’s actual expenses incurred in connection with this transaction, not to exceed Fifty Thousand Dollars ($50,000), or (ii) an action for specific performance of this Agreement (with Buyer thereby waiving any other remedy which Buyer may have against Seller at law or in equity).

             5.2. LIQUIDATED DAMAGES. IF THE TRANSFER OF THE PROPERTY FROM SELLER TO BUYER IS NOT CONSUMMATED DUE TO A DEFAULT BY BUYER

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UNDER THIS AGREEMENT, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT IN WRITING IMMEDIATELY AND WITHOUT FURTHER OBLIGATION TO BUYER. SELLER SHALL BE ENTITLED TO RETAIN ANY PORTION OF THE EARNEST MONEY DEPOSIT THEN HELD BY ESCROW HOLDER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY. NOTWITHSTANDING THE FOREGOING, THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHT TO OBTAIN REIMBURSEMENT FOR ATTORNEYS’ FEES AND COSTS, AFFECT BUYER’S RESTORATION OBLIGATIONS, OR WAIVE OR AFFECT BUYER’S INDEMNITY OBLIGATIONS AND SELLER’S RIGHTS TO THOSE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES AGREE THAT SELLER’S ACTUAL DAMAGES AS A RESULT OF BUYER’S DEFAULT UNDER THIS AGREEMENT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, AND THE EARNEST MONEY DEPOSIT IS THE BEST ESTIMATE OF THE AMOUNT OF DAMAGES SELLER WOULD SUFFER AS A RESULT OF SUCH DEFAULT. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. THE PARTIES WITNESS THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION BY INITIALING THIS SECTION:

Seller: (/s/MTW)	Buyer: (/s/HLS)

      6. Due Diligence.

             6.1. Seller’s Studies. Seller either has or will provide to Buyer within two (2) business days after the Effective Date copies of the documents and materials (the “Due Diligence Documents”) described in Exhibit C, attached hereto. In addition, Seller shall make available at Seller’s office for Buyer’s review all studies, reports, maps, surveys, and other documents relating to the Property and the Lease in Seller’s possession or control (together with the Due Diligence Documents hereinafter referred to as the “Due Diligence Materials”).

             6.2. Survey. During the Due Diligence Period, Buyer, at Buyer’s sole cost and expense, shall the right to have an ALTA survey (the “Survey”) prepared of the Real Property.

             6.3. Right of Entry. During the period (the “Contract Period”) commencing on the Effective Date and ending on the earlier of Close of Escrow or termination of this Agreement, Buyer’s representatives, agents, consultants and contractors shall have the right to enter the Real Property to conduct investigations of the Property and the physical and economic conditions thereof, including the conduct of such engineering, economic feasibility and soil tests as Buyer may desire (each, a “Buyer Inspection”), pursuant to the following terms and conditions:

                    6.3.1. Buyer’s Expense. Each Buyer Inspection shall be at Buyer’s sole cost and expense.

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                    6.3.2. No Interference. Any entry by Buyer or its representatives, agents, consultants or contractors shall not interfere with Seller’s use of the Real Property.6.3.3. Seller’s Approval Rights. Seller shall have the right to approve of any proposed physical testing or drilling of the Real Property, which approval may be withheld by Seller in its sole and absolute discretion.6.3.4. Restoration. Buyer, at Buyer’s sole cost and expense, shall restore the Real Property to its condition existing immediately prior to Buyer’s Inspections if, for any reason, the Property is not transferred by Seller to Buyer. The restoration obligation contained in this Section 6.3.4 shall survive the termination of this Agreement.

                    6.3.5. Indemnity. Buyer shall indemnify, defend and hold harmless Seller for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics’ liens) and expenses (including, without limitation, reasonable attorneys’ fees) arising out of any entry by Buyer or its agents, representatives, consultants or contractors on the Real Property. The indemnity obligations contained in this Section 6.3.5 shall survive Close of Escrow or any termination of this Agreement.

             6.4. Designation of Representatives. Seller and Buyer each shall designate one (1) representative to act for them in scheduling and arranging visits to and inspections of the Real Property and in coordinating the delivery of and/or access to the Due Diligence Materials pursuant to Section 6.1 above. Buyer’s Representative and Seller’s Representative are identified in the Summary of Certain Terms. Each party shall have the right to change its respective representative by notice to the other party given in accordance with Section 15.7.

             6.5. Disapproval of Seller’s Studies or Buyer’s Inspections.

                    6.5.1. Termination Notice. Buyer shall have the right, at any time during the period (the “Due Diligence Period”) commencing on the Effective Date and ending at 6:00 p.m. Pacific Standard Time on the thirtieth (30th) day after the Effective Date to disapprove of the results of Buyer’s review of the Due Diligence Materials, Buyer’s Inspections of the Real Property or any aspect of this transaction, by notifying Seller in writing (a “Termination Notice”). If Buyer fails to provide Seller with a Termination Notice prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have approved the results of Buyer’s review of the Due Diligence Materials and Buyer’s Inspections.

                    6.5.2. Result of Termination Notice. If Buyer delivers a Termination Notice to Seller during the Due Diligence Period, then this Agreement shall terminate and Seller shall immediately direct Escrow Holder to return the Earnest Money Deposit to Buyer.

             6.6. Title Review. Buyer shall notify Seller in writing (the “Title Objection Notice”) prior to the expiration of the Due Diligence Period if Buyer objects to the condition of title as shown on a title report (the “Title Report”) for the Real Property issued by North American Title (“Title Company”) or any items shown on the Survey. Buyer shall be deemed to have approved the condition of title as shown on the Title Report and the Survey if Buyer fails to

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deliver to Seller the Title Objection Notice prior to the expiration of the Due Diligence Period. If Buyer timely delivers to Seller the Title Objection Notice, Seller shall notify Buyer in writing within three (3) business days after Seller’s receipt of the Title Objection Notice of Seller’s election to either (i) cure or satisfy all or some of the objection(s) (the “Objections”) set forth in the Title Objection Notice and/or (ii) not to cure or satisfy any of the Objections. Seller shall have until Close of Escrow to cure or satisfy any Objections that Seller elects to cure or satisfy and Seller’s failure to do so by Close of Escrow shall constitute a default by Seller under this Agreement. If Seller fails to notify Buyer in writing of its election within the three (3) business day period referenced above, Seller shall be deemed to have elected not to cure or satisfy all of the Objections. If Seller notifies Buyer in writing of its election not to cure or satisfy any of the Objections or is deemed to have elected not to cure or satisfy any of the Objections, then Buyer shall either: (A) waive the Objections and proceed with Close of Escrow pursuant to all of the terms of this Agreement, with a reduction in the Purchase Price equal to the cost of curing the Objections as reasonably estimated by Buyer, or (B) terminate this Agreement by written notice to Seller. Buyer shall notify Seller in writing of its election either to terminate this Agreement or waive the Objections pursuant to the foregoing sentence within three (3) business days after Buyer’s receipt of Seller’s response to the Title Objection Notice. If Buyer fails to notify Seller in writing of its election to either terminate this Agreement or waive the Objections within the time period provided above, Buyer shall be deemed to have terminated this Agreement. If Buyer terminates this Agreement pursuant to this Section, Seller shall immediately direct Escrow Holder to return the Earnest Money Deposit to Buyer.

             6.7. Modification of Title Report. In the event that Title Company issues any modification or supplement to the Title Report between the end of the Due Diligence Period and Close of Escrow that is not the result of activities of Buyer or any of Buyer’s agents, representatives, consultants or contractors, and, if, in Buyer’s reasonable judgment, the change materially and adversely affects the Real Property or Buyer’s projected use thereof, Buyer shall have three (3) business days after receipt of the modification or supplement to the Title Report in which to object thereto by written notice to Seller. If Buyer objects to such a change, Seller shall have three (3) days after the date Seller receives Buyer’s objection notice (and, if necessary, Close of Escrow shall be extended by the number of days necessary to give Seller this full three (3) day period) in which to notify Buyer in writing of its election either to satisfy or cure Buyer’s objection or not to satisfy or cure Buyer’s objection. Seller shall have until Close of Escrow to cure or satisfy any objections that Seller elects to cure or satisfy and Seller’s failure to do so by Close of Escrow shall constitute a default by Seller under this Agreement. Seller shall be deemed to have elected not to cure or satisfy all of Buyer’s objections if Seller fails to notify Buyer in writing of its election within the three (3) day period referenced above. If Seller notifies Buyer in writing of its election not to satisfy the objection or Seller is deemed to have elected not to cure or satisfy Buyer’s objection, then Buyer shall either: (A) waive the objection and proceed with Close of Escrow pursuant to all of the terms of this Agreement, or (B) terminate this Agreement. Buyer shall notify Seller in writing of its election either to terminate this Agreement or waive its objection within three (3) business days after the earlier of Buyer’s receipt of Seller’s written notice election not to cure Buyer’s objection or the expiration of the three (3) day period within which Seller was required to notify Buyer of its election. If

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Buyer terminates this Agreement pursuant to this Section, (i) this Agreement, and all of the obligations, rights and liabilities of Buyer and Seller to each other hereunder shall terminate; and (ii) Seller shall immediately direct Escrow Holder to return the Earnest Money Deposit to Buyer.

             6.8. Service Contracts. Buyer shall notify Seller in writing prior to the end of the Due Diligence Period as to which (if any) Service Contracts Buyer shall assume at Close of Escrow. Seller shall terminate all other Service Contracts by Close of Escrow.

             6.9. Assumption of Bonds. Notwithstanding anything to the contrary contained in Section 11.7 of this Agreement, Buyer agrees to purchase the Property subject to outstanding bonds attributable to and unpaid assessments assessed against the Property (with no adjustment to the Purchase Price).

      7. Status

             7.1. As-Is Purchase. Except as otherwise provided in Section 14.2, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to or concerning (i) the nature and condition of the Property, including, but not by way of limitation, the water, soil, geology, environmental conditions (including the presence or absence of any Hazardous Materials (defined below)), and the suitability thereof for any and all activities and uses which Buyer may elect to conduct thereon; (ii) the nature and extent of any right-of-way, lease, possessory interest, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the Property or its operation with any laws, ordinances or regulations of any government or other body. The sale of the Property as provided for herein is made on an “AS IS” basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and except as otherwise expressly specified herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. The term “Hazardous Materials” shall mean any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (ii) which is or becomes defined as a “hazardous waste,” “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, ordinance, rule, directive or order or any amendments thereto (hereinafter referred to as “Environmental Laws”) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (41 U.S.C. Section 6901 et seq.); (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of California or any political subdivision thereof; (iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons; (v) which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or (vi) radon gas.

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      7.2. Release. Excluding any claim that Buyer may have against Seller as a result of any breach by Seller of any of Seller’s representations or warranties set forth in Section 14.2, effective as of Close of Escrow, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller and its officers, directors, shareholders, members, partners, agents, affiliates, successors and assigns (collectively, “Seller’s Parties”) from, and waives any right to proceed against Seller or Seller’s Parties for, any and all costs, expenses, claims, liabilities and demands (including attorneys’ fees and costs) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal or other condition of the Property, including any claims for contribution pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws which Buyer has or may have in the future. Without limiting the foregoing, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code which provide:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
DEBTOR.”

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section 7.2, and discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this Section 7.2 are a material part of this Agreement.

Buyer (/s/HLS)	(X) agrees.

             8. Operation of Property. Seller hereby covenants with Buyer that during the Contract Period:

                    8.1. Leases, Contracts. Seller shall not enter into, amend or terminate any lease, service contract or any other agreement or contract affecting or relating to the Real Property that will survive Close of Escrow (including any Service Contract) without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                    8.2. Insurance. All insurance coverage carried by Seller with respect to the Real Property and in effect as of the Effective Date shall remain continuously in full force and effect;

                    8.3. Maintenance. Seller shall continue to maintain the Real Property in substantially the same manner in which Seller is maintaining the Real Property as of the Effective Date;

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                    8.4. Personal Property. Seller shall not remove any Personal Property from the Real Property unless it is replaced with a comparable item of equal quality and quantity as existed at the time of such removal and shall maintain the Personal Property in good condition and repair.

                    8.5. Withdrawal. Seller shall withdraw the Property from the market and not enter into any agreement to sell the Property to any other party or otherwise negotiate with any other party concerning a sale of the Property.

      9. Grant Deed. Seller shall convey to Buyer all of its interest in the Real Property by a grant deed (the “Deed”) in the form of Exhibit D, attached hereto.

      10. Conditions Precedent. In addition to the documents and funds which must be placed into Escrow prior to Close of Escrow as stated in Section 11 of this Agreement, the following are conditions precedent to Close of Escrow:

                    10.1. Seller. The following are conditions precedent to Seller’s obligation to proceed with Close of Escrow:

                           10.1.1. No Proceedings. No suit, action or other proceeding (instituted by any party other than Seller) shall be pending which seeks, nor shall there exist any judgment the effect of which is, to restrain the purchase and sale of the Property;

                           10.1.2. Buyer’s Representations True and Correct. Buyer’s representations and warranties set forth herein shall be true and correct in all material respects on Close of Escrow;

                           10.1.3. Performance of Covenants. Buyer shall have performed all of Buyer’s covenants and agreements contained in this Agreement that are required to be performed by Buyer prior to or on Close of Escrow; and

                           10.1.4. Authority. Buyer shall have provided to Seller and Title Company prior to Close of Escrow evidence of authority for Buyer to enter into this Agreement and purchase the Property from Seller.

                    10.2. Buyer. The following are conditions precedent to the Buyer’s obligation to proceed with Close of Escrow:

                           10.2.1. Satisfaction With Due Diligence. Buyer’s inspection and approval during the Due Diligence Period of the Due Diligence Materials, the Lease, the Service Contracts, the Survey and all other physical, environmental, legal and any other matters relating to the Property that Buyer may elect to investigate;

                           10.2.2. Title. Buyer’s inspection and approval of all title and survey matters relating to the Property within the time periods provided in Sections 6.6 and 6.7;

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                           10.2.3. Owner’s Title Policy. Buyer’s receipt prior to Close of Escrow of an irrevocable written commitment of Title Company to issue, upon the payment of its regularly scheduled premium, an ALTA Owner’s Policy (1992 Form) of title insurance, with extended coverage (the “Owner’s Title Policy”) dated as of the date and time of the recordation of the Deed, in the amount of the Purchase Price, insuring Buyer that fee simple title to the Real Property is vested in Buyer, subject only to (i) a lien for real property taxes and assessments not then delinquent; (ii) matters of title respecting the Real Property approved or deemed approved by Buyer during the Due Diligence Period; and (iii) matters affecting the condition of title to the Real Property created by or with the written consent of Buyer or its agents, representatives, consultants or contractors;

                           10.2.4. Financing. Buyer’s obligations to perform pursuant to this Agreement are contingent upon Buyer’s ability to obtain financing in an amount of approximately $5,500.000.00 on terms acceptable to Buyer in sufficient time to close escrow pursuant to this Agreement . Buyer acknowledges that it will use it best efforts to obtain financing in as prompt a manner as is commercially feasible; it being Buyer’s desire to close escrow as soon as possible.

                           10.2.5. No Proceedings. As of Close of Escrow, no suit, action or other proceeding (instituted by any party other than Buyer) shall be pending which seeks, nor shall there exist any judgment the effect of which is, to restrain the purchase and sale of the Property;

                           10.2.6. Seller’s Representations True and Correct. As of Close of Escrow, Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects;

                           10.2.7. Performance and Covenants. Seller shall have performed all of the covenants and agreements herein that Seller is required to perform on or before Close of Escrow.

                           10.2.8. Authority. Seller shall have provided to Buyer and Title Company at Close of Escrow with evidence of authority to enter into this Agreement and transfer the Property to Buyer.

                    10.3. Failure of Buyer’s Conditions Precedent. If any of Buyer’s conditions precedent described in Section 10.2 have not been satisfied or waived by the time provided therein, then this Agreement shall terminate. Upon termination of this Agreement pursuant to the foregoing sentence, Seller shall direct the Escrow Holder to return the Earnest Money Deposit to Buyer. If Close of Escrow fails to occur due to a default under this Agreement by either Seller or Buyer, the parties’ respective remedies shall be as described in Section 5 hereof.

      11. Escrow.

                    11.1. Time. Close of Escrow shall occur when all documents and funds specified in this Section 11 have been deposited into Escrow. The failure of Seller or Buyer to be in a position by the Scheduled Closing Date (as defined in the Summary of Certain Terms) to

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fulfill their respective obligations with respect to Close of Escrow and thus enable Title Company to cause Close of Escrow to occur on the Scheduled Closing Date shall constitute a default by the party so failing.

                    11.2. Documents. On or before the business day immediately preceding the Scheduled Closing Date, the parties shall deposit into Escrow the funds and documents described below.

                           11.2.1. Seller. Seller shall deposit the following:

                                         a. Deed. A duly executed and acknowledged Deed, conveying to Buyer all of its interest in the Real Property;

                                         b. Bill of Sale and Assignment. Two (2) duly executed counterparts of a Bill of Sale and Assignment (the “Assignment”) in the form of Exhibit E, attached hereto, transferring to Buyer all of Seller’s interest in the Lease, Personal Property and Intangible Property;

                                         c. Non-Foreign Person Certificate. A duly executed non-foreign person certificate (the “Non-Foreign Person Certificate”) under Section 1445 of the Internal Revenue Code in the form of Exhibit F, attached hereto;

                                         d. Form 597-W. A duly executed Withholding Exemption Certificate for Real Estate Sales (Form 597-W) (the “Form 597-W”);

                                         e. Seller’s Date Down Certificates. A Seller’s Date Down Certificate (“Seller’s Date Down Certificate”) in the form of Exhibit G, attached hereto; and

                                         f. Additional Documents. Such additional documents and funds, including without limitation, escrow instructions consistent with the terms and conditions of this Agreement, as may be reasonably required of Seller to close the transaction in accordance with this Agreement.

                           11.2.2. Buyer. Buyer shall deposit the following:

                                         a. Purchase Price. The Purchase Price, plus or minus the closing adjustments and prorations due hereunder;

                                         b. Assignment. Two (2) duly executed original counterparts of the Assignment;

                                         c. Buyer’s Date Down Certificate. A duly executed Buyer’s Date Down Certificate in the form of Exhibit H, attached hereto; and

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                                         d. Additional Documents. Such additional documents and funds, including without limitation, escrow instructions consistent with the terms and conditions of this Agreement, as may be reasonably required of Buyer to close the transaction in accordance with this Agreement.

                    11.3. Procedure. Escrow Holder shall close the Escrow as follows:

                                  11.3.1. Record Deed. Record the Deed in the Official Records of Sonoma County, California and deliver conformed copies thereof to Buyer and Seller;

                                  11.3.2. Purchase Price. Deliver to Seller by wire transfer to the account designated by Seller in writing, the Purchase Price, minus prorations and closing costs;

                                  11.3.3. Additional Deliveries to Seller. Deliver to Seller one (1) fully executed original of the Assignment and Buyer’s Date Down Certificate; and

                                  11.3.4. Additional Deliveries to Buyer. Deliver to Buyer (i) one (1) fully executed original of the Non-Foreign Certificate, Assignment, Form 597-W, and Seller’s Date Down Certificate, and (ii) the Owner’s Title Policy.

                    11.4. Possession. Seller shall deliver possession of the Property to Buyer at Close of Escrow free and clear of all tenants and occupants, except for the Buyer under the Lease.

                    11.5. Deliveries Outside Escrow. Upon Close of Escrow, Seller shall deliver (or shall have previously delivered) to Buyer, the following items in Seller’s possession:

                                  11.5.1. Keys; Security Systems. Keys to all buildings located on the Real Property and access codes to any security systems comprising part of the Property;

                                  11.5.2. Approvals. Originals or, to the extent originals are not available, copies of all governmental licenses, permits and approvals relating to the occupancy or use of the Real Property;

                                  11.5.3. Project Agreements and Project Documents. Originals, or to the extent originals are not available, copies of all construction drawings and specifications (including, without limitation, structural, electrical, HVAC, mechanical and plumbing plans and specifications) and any addenda thereto, and all other blueprints, architectural documents, operating manuals and similar documents, landscaping plans, development plans and shop drawings relating to the Improvements.

                                  11.5.4. Warranties. Originals or, to the extent originals are not available, copies of all existing warranties given by third parties with respect to the Real Property.

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                    11.6. Escrow Instructions. This Agreement shall serve as escrow instructions and an executed copy of this Agreement shall be deposited by Seller and Buyer with Escrow Holder following the execution and delivery hereof. The parties agree to execute for the benefit of Escrow Holder such additional escrow instructions as required, provided that the additional escrow instructions do not change the terms of this Agreement but merely offer protection to Escrow Holder. Seller and Buyer hereby designate Escrow Holder as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code.

                    11.7. Closing Costs and Prorations.

                                  11.7.1. Closing Costs

                                                a. Buyer’s Share of Closing Costs. Buyer shall pay the following portions of the closing costs (the “Closing Costs”) in connection with transfer of the Property: (A) the title insurance premiums for the Owner’s Title Policy and any endorsements requested by Buyer; (B) the Escrow fees; and (C) all recording fees incurred in connection with the Deed.

                                                b. Seller’s Share of Closing Costs. Seller shall pay the following portions of the Closing Costs: (A) all City and County documentary transfer taxes; and (B) all recording fees not the responsibility of Buyer pursuant to Section 11.7.1.a above.

                                                c. No Close of Escrow. If Close of Escrow does not occur because of a failure of either Seller or Buyer to comply with its obligations under this Agreement, the costs incurred in connection with the Escrow, including the cost of the Title Report and any cancellation fees or other costs of Title Company, shall be paid by the defaulting party. If Close of Escrow does not occur because of any other reason, including any termination of this Agreement by Buyer pursuant to Sections 6.5, 6.6 or 6.7, such costs shall be paid equally by Buyer and Seller.

                                  11.7.2. Lease Rentals. All accrued rent (including all accrued operating expenses and tax escalations and recoveries), charges and revenues of any kind under the Lease shall be prorated as of 11:59 p.m. Pacific Standard Time on the day immediately prior to Close of Escrow (the “Proration Date”) based on the actual number of days in the month in which Close of Escrow occurs. Seller shall receive a credit at Close of Escrow for any uncollected rent, charges or revenues for the month in which Close of Escrow occurs. If, after Close of Escrow, either Buyer or Seller receives any revenue to which it is not entitled under the terms of this Agreement, the party receiving the revenue shall promptly forward such amount to the other party.

                                  11.7.3. Re-Proration. There shall be no re-prorations after the Closing Date of any Tenant reconciliations.

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                                  11.7.4. Leasing Costs. All leasing commissions and tenant improvement costs (collectively, “Leasing Costs”) due or payable in connection with the Lease shall be paid in full by Seller at or prior to Close of Escrow. Buyer shall be responsible for all Leasing Costs which shall become due after Close of Escrow in connection with any other leases entered into by Buyer.

                                  11.7.5. Security Deposits. Buyer shall receive a credit against the Purchase Price equal to all security deposits currently held by Seller in connection with the Lease.

                                  11.7.6. Real Estate Taxes. All real and personal property taxes attributable to the Real Property (to the extent they are not the obligation of the tenant under the Lease) shall be prorated as of 11:59 p.m. Pacific Standard Time on the Proration Date based on a 365-day year and the assessed value of the Property in effect on the Proration Date. Seller shall pay or credit Buyer for all such taxes attributable to periods through and including the Proration Date. If at any time after the Proration Date additional or supplemental taxes (which are not the obligation of the tenant under the Lease) are assessed against the Real Property by reason of any event occurring prior to or on the Proration Date, or there is any rebate of such taxes (with Seller being responsible for the supplemental or additional taxes attributable to the period prior to and including the Proration Date and Buyer being responsible for the supplemental or additional taxes attributable to the period after the Proration Date), Buyer and Seller shall promptly re- prorate such taxes, and any amounts due from one party to the other shall be paid in cash at that time. All real and personal property taxes, installments of bonds, special taxes and assessments, and supplemental or additional taxes which are the obligations of Buyer as tenant under the Lease shall be considered to be rent for purposes of prorating such taxes and shall be prorated among Buyer and Seller pursuant to Section 11.7.2.

                                  11.7.7. Utilities. Buyer shall arrange with all utility services and companies serving the Real Property to have accounts started in the name of Buyer or its property manager beginning as of the Closing Date. Buyer and Seller shall cooperate to have the utility services and companies make utility readings as of the Proration Date. If readings cannot be made, utility charges shall be prorated as of 11:59 p.m. Pacific Standard Time on the Proration Date based on estimates from the latest bills available; provided, in any event, Seller shall pay, through and including the Proration Date, all utility charges attributable to the Real Property that are not payable directly by Buyer as tenant under the Lease. All utility charges attributable to the Real Property that are payable directly by Buyer as tenant under the Lease shall be considered to be rent for purposes of prorating such utility charges and shall be prorated among Buyer and Seller pursuant to Section 11.7.2).

                                  11.7.8. Insurance. Seller shall not assign to Buyer any insurance policies in connection with the Property.

                                  11.7.9. Calculations for Closing. Seller and Buyer shall provide Escrow Holder with a preliminary calculation of prorations no later than three (3) days prior to the

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Proration Date and a final calculation no later than one (1) day prior to the Proration Date. The final calculation shall be executed by each party and may be relied upon by Escrow Holder in completing the closing adjustments and prorations. In the event incomplete information is available, or estimates have been utilized to calculate prorations as of the Proration Date, any prorations relating thereto shall be further adjusted and completed outside of Escrow within sixty (60) days after the Proration Date or as soon as possible after complete information becomes available to Buyer and Seller. Any adjustments to initial estimated prorations that are required upon review of such complete information shall be made by Buyer and Seller, with due diligence and cooperation, by prompt cash payment to the party entitled to a credit as a result of such adjustments. Any errors or adjustments in calculations of the foregoing adjustments shall be corrected or adjusted as soon as practicable after Close of Escrow.

                                  11.7.10. Additional Costs. Buyer and Seller each shall pay their own legal, lending and other fees and expenses incurred in connection with the negotiation, documentation and closing of the contemplated transactions.

                    11.8. Failure to Furnish Non-Foreign Person Certificate. If Seller shall fail to deposit into Escrow the Non-Foreign Person Certificate as required by this Agreement, Buyer may at its option either (i) delay Close of Escrow until such time as Seller has complied with the conditions set forth herein, and such adjournment shall not place Buyer in default of its obligations hereunder, or (ii) withhold from the Purchase Price and remit to the Internal Revenue Service, a sum equal to ten percent (10%) of the gross selling price of the Property or such other sum as shall be required in accordance with the withholding obligations imposed upon Buyer pursuant to Section 1445 of the Code. Such withholding shall not place Buyer in default under this Agreement, and Seller shall not be entitled to claim that such withholding shall excuse Seller’s performance under this Agreement.

      12. Brokerage Commission. Upon Close of Escrow, a real estate sales commission (the “Commission”) shall be paid by Seller to Sabella & Lipman (“Seller’s Broker”) in an amount as agreed upon in writing between Seller and Broker. Except for Seller’s payment of such commission (from payment of which Seller shall indemnify and hold harmless Buyer), each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, finder’s fee or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other (by counsel reasonably acceptable to the party seeking indemnification) against and hold the other harmless from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys’ fees, resulting from any claims for Real Estate Compensation by any person or entity based upon such acts.

      13. Condemnation/Casualty.

                    13.1. Right to Terminate. If before Close of Escrow, all or any portion of the Property is damaged or destroyed by fire or other casualty, or is taken by condemnation or

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eminent domain (or an action of condemnation or eminent domain has been commenced or threatened against all or any portion of the Property), Seller shall promptly notify Buyer of such fact, and Buyer shall have the option to terminate this Agreement upon notice to Seller on or before the Closing Date.

                    13.2. Election to Terminate. Upon Buyer’s termination of this Agreement pursuant to this Section 13, Seller shall immediately instruct Escrow Holder to return Earnest Money Deposit to Buyer. Upon termination of this Agreement, neither Buyer nor Seller shall have any further rights or obligations under this Agreement.

                    13.3. No Election to Terminate. If Buyer does not exercise the option to terminate this Agreement, neither Buyer nor Seller shall have the right to terminate this Agreement. However, Buyer shall be entitled to receive and keep at Close of Escrow all insurance proceeds, in the event of a casualty, and all rights to receive future awards, in the case of a taking by condemnation or eminent domain with respect to the Property, and Close of Escrow shall be consummated pursuant to the terms hereof without any reduction in the Purchase Price. Until the Close of Escrow or the earlier termination of this Agreement by Buyer, all such insurance proceeds and awards shall be deposited with Title Company into Escrow, for disbursement in accordance with the foregoing provisions.

      14. Representations and Warranties.

                    14.1. Buyer. Buyer represents and warrants to Seller the following:

                                  14.1.1. Authority. Buyer has the full power to execute and deliver and fully perform its obligations under this Agreement; and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

                                  14.1.2. No Violation. Neither this Agreement nor anything provided to be done hereunder violates or shall violate any contract, agreement or instrument to which Buyer is a party, the effect of which shall be to prohibit or to seek or purport to prohibit Buyer from fulfilling its obligations under this Agreement.

                                  14.1.3. No Assignment. Buyer has not made (i) a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets; (v) admitted in writing its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

                    14.2. Seller. Seller represents and warrants to Buyer the following:

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                                  14.2.1. Authority. Seller has the full power to execute and deliver and fully perform its obligations under this Agreement; and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

                                  14.2.2. No Violation. . Neither this Agreement nor anything provided to be done hereunder violates or shall violate any contract, agreement or instrument to which Seller is a party, the effect of which shall be to prohibit or to seek or purport to prohibit Seller from fulfilling its obligations under this Agreement.

                                  14.2.3. No Assignment. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

                                  14.2.4. No Litigation. Seller has not received any actual notice of any pending or threatened litigation which would materially and adversely affect the Property.

                                  14.2.5. Notice of Violations. Except as disclosed in the Due Diligence Documents, Seller has not received any written notice from any governmental authority and Seller is not aware of any violation of any law, regulation or code, including any building code, with respect to the Property which has not been cured.

                                  14.2.6. No Eminent Domain Action. Seller has not received any written notice from any governmental authority and Seller is not aware of any eminent domain proceedings for the condemnation of the Real Property that are threatened or currently pending.

                                  14.2.7. Service Contracts. The documents constituting the Service Contracts which are delivered or made available to Buyer pursuant to Section 6.1 are true, correct and complete copies of the Service Contracts and there is no default or alleged default by Seller or the vendor under the Service Contracts that has not been cured.

                                  14.2.8. No Additional Leases. Seller has not entered into or assumed any lease relating to the Property that is in effect as of the Effective Date except for the Lease.

                                  14.2.9. Licenses, Permits, Etc. Seller has obtained all approvals, easements and rights of way which are required by any and all governmental authorities having jurisdiction over the Property or by private parties for the normal use, occupancy and operation of the Property and to ensure continued free and unrestricted vehicular and pedestrian ingress to and egress from the Property; all such approvals are in full force and effect and, to Seller’s actual knowledge, there are no facts or circumstances which might result in revocation of or failure to renew the same; to Seller’s actual knowledge, the Improvements comply with all applicable laws, statutes, ordinances, rules and regulations of any and all govern-mental or quasi-governmental

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agencies having or claiming jurisdiction over the Property or the use of all or any part thereof (“Legal Requirements”) and there are no violations thereof.

                                  14.2.10. Due Diligence Materials. All Due Diligence Materials and other information which Seller has provided to Buyer concerning the Property are correct and complete.

                                  14.2.11. Outstanding Contracts. As of the Closing Date, there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for.

                                  14.2.12. Property. Except for Buyer, no one has any option or right of first refusal to purchase the Property.

                                  14.2.13. Hazardous Materials.

                                                       (i) To Seller’s actual knowledge, the Property is not in violation of any Environmental Laws.

                                                       (ii) Except as disclosed in the Due Diligence Documents, to Seller’s actual knowledge, there has been no use, presence, disposal, storage, generation or release (as those terms are used in the Environmental Laws, and hereinafter collectively referred to as “Use”) of Hazardous Materials on, from or under the Property during the period that Seller has owned the Property or any prior period.

                                                       (iii) To Seller’s actual knowledge, no enforcement action or litigation has been brought or threatened against Seller or the Property during the period that Seller has owned the Property or any prior period, nor any settlements reached by Seller or any prior owner of or other party having any interest in the Property, with any party or parties, alleging use of any Hazardous Materials on, from or under the Property.

                                                       (iv) To Seller’s actual knowledge, there are no underground storage tanks on the Property.

                                                       (v) The scope of the representations and warranties set forth in Sections 14.2.13(i), (ii), (iii), (iv) and (v) shall not diminish in any respect any liability of Seller to Buyer which would otherwise exist under the Environmental Laws.

                                  14.2.14. Subsequent Changes. Seller will promptly notify Buyer in writing of any event or occurrence which would cause any of Seller’s above representations and warranties to cease to be true or correct in any respect.

                    14.3. No Warranties. Except for those representations and warranties expressly set forth in Section 14.2, the parties understand and acknowledge that no person acting on behalf of Seller is authorized to make, and by execution hereof Buyer acknowledges that no person has

17.

made, any representation or warranty regarding the Property, or the transaction contemplated herein, or regarding Leases or the zoning, construction, physical condition or other status of the Real Property. No representation, warranty, agreement, statement, guaranty or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement shall be valid or binding on Seller.

      15. Miscellaneous.

                    15.1. Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrator, and successors and assigns of Seller and Buyer. Notwithstanding the forgoing, except in order to effectuate an Exchange, neither Buyer nor Seller may assign its rights and obligations under this Agreement without the prior written consent of the other party (which consent may be withheld in each party’s sole discretion). No assignment by Buyer or Seller shall result in assigning party being released from any obligations under this Agreement. Any assignment in violation of this Section shall be void.

                    15.2. Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both oral and written.

                    15.3. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions of this Agreement or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, or to enforce any judgment relating to this Agreement and the transaction contemplated hereby, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs.

                    15.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                    15.5. Further Assurances. Seller and Buyer shall promptly perform, execute and deliver or cause to be performed, executed and/or delivered at or after Close of Escrow any and all acts, deeds and assurances, including the delivery of any documents, as either party or Escrow Holder may reasonably require in order to carry out the intent and purpose of this Agreement.

                    15.6. Severability. In case any one (1) or more of the provisions contained in this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                    15.7. Notices.

                                  15.7.1. Means/Receipt. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, national overnight courier service (next

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business day delivery) or facsimile, and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if mailed, three (3) business days after the posting by the United States Post Office, (iii) if sent by national overnight courier service (next business day delivery), one (1) business day after delivery to such courier service, or (iv) if given by facsimile, upon electronic evidence of receipt.

                                  15.7.2. Addresses. Any notice to Seller shall be sent to Seller at Seller’s Address, as stated on page (i) of this Agreement. Any notice to Buyer shall be sent to Buyer at Buyer’s Address, as stated on page (i) of this Agreement.

                    15.8. Counterparts. This Agreement may be executed in one (1) or more counterparts, and all the counterparts shall constitute but one (1) and the same agreement, notwithstanding that all parties hereto are not signatory to the same or original counterpart.

                    15.9. Time. Time is of the essence of every provision contained in this Agreement.

                    15.10. Nonwaiver. Unless otherwise expressly provided in this Agreement, no waiver by Seller or Buyer of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Seller or Buyer, as the case may be. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer, as the case may be, upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other term, covenant or condition.

                    15.11. Survival. Each of the terms, covenants and conditions of this Agreement contained in this Agreement shall survive the delivery of the Deed to Buyer and shall not be deemed to have merged into the Deed; provided, however, that unless Seller or Buyer, as the case may be, receives a written notice regarding an alleged breach of any representation, warranty or covenant of Seller or Buyer contained in the Sections referenced above on or prior to the date that is three (3) months after Close of Escrow, then Seller’s or Buyer’s obligations and liability with respect to such representation, warranty or covenant, as applicable, shall terminate on the date that is three (3) months after Close of Escrow.

                    15.12. Captions. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extent or describe the scope of this Agreement.

                    15.13. Exhibits. All exhibits attached hereto shall be incorporated herein by reference as if set out herein in full.

                    15.14. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect

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that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or exhibits hereto.

                    15.15. Business Day. As used herein, the term “business day” shall mean any day other than a Saturday, Sunday or day on which banks in the State of California are authorized to be closed for business.

      16. Deferred Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (i) Close of Escrow shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party’s obligations under this Agreement; (ii) the party electing to consummate this transaction as part of an Exchange (the “Electing Party”) shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the other party (the “Accommodator”) shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the Electing Party shall pay any additional costs that would not otherwise have been incurred by the Accommodator had the Electing Party not consummated this transaction through the Exchange. The Accommodator shall not by this Agreement or acquiescence to the Exchange proposed by the Electing Party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the Electing Party that the Exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986, as amended.

      17. No Effect on Buyer’s Rights Under Lease Upon Failure to Close. In the event the Parties fail to close escrow for any reason, such failure to close shall not terminate or effect in any way, Buyer’s right to continue as the Tenant pursuant to the Lease and all Addendums thereto including, but not limited to, the Tenant’s right therein to extend the term(s) of the Lease, the right of first offer and the right of first refusal.

20.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in one or more counterparts, on the date set forth above, effective as of the date first above written.

“Seller”

G & W/LAKEVILLE CORPORATE CENTER, LLC, a California limited liability company

By:	G&W Ventures, LLC, a California limited liability company, its Managing Member

By: /s/ MATTHEW T. WHITE

Name: Matthew T. White

Its: Manager

“Buyer”

REGAN HOLDING CORP., a California corporation

By: /s/ H. LYNN STAFFORD

Name: H. Lynn Stafford

Its: Chief Information Officer

By:

Name:

Its:

21.

EXHIBIT A

LAND

The land referred to in this Report is situated in the County of Sonoma,
City of Petaluma, State of California, described as follows:

PARCEL ONE:

PARCELS 1 and 2 as shown and designated upon City of Petaluma Parcel
Map No. 171, filed December 30, 1980 in Book 316 of Maps, Page 22,
Sonoma County Records.

EXCEPTING THEREFROM that portion contained in Deed to the City of
Petaluma, a Municipal Corporation, recorded February 1, 1990 under
Instrument No. 90-11544, and re-recorded March 27, 1990 as Document
No. 90-30132, and re-recorded April 18, 1990 as Document No. 90-38789,
Sonoma County Records.

ALSO EXCEPTING THEREFROM that portion contained in Deed to John M.
Headley, et al, recorded February 1, 1990 as Instrument No. 90-11545, and re-recorded March 27, 1990 as Document No. 90-30135.

ALSO EXCEPTING THEREFROM that portion contained in the Deed of Trust to the City of Petaluma recorded June 7, 1996 as Document No.
96-50841, Sonoma County Records.

PARCEL TWO:

AN EASEMENT for public utilities, 10 feet wide, lying Easterly of and adjacent to, the Westerly line of the above-described Parcel, being more particularly described as follows:

BEGINNING at Point “X” as set forth in Parcel 1 of Corporation Grant
Deed recorded February 1, 1990 in Document No. 90-11545. Thence along said line common to Teitler and U-Haul Company South 54 degrees 08 minutes 19 seconds East, 10.00 feet; thence leaving said line and parallel with the above-described Right-of-Way line South 35 degrees
51 minutes 41 seconds West, 143.47 feet to the point of curvature;
thence on a tangent curve to the right, radius 133 feet, through a central angle of 27 degrees 28 minutes 28 seconds, an arc length of
63.78 feet to a point on the existing Easterly Right-of-Way line of
Marina Avenue; thence along said line North 35 degrees 51 minutes 41 seconds East, 26.65 feet; thence on a non-tangent curve to the right whose center bears North 37 degrees 44 minutes 44 seconds West, radius
123 feet, through a central angle of 16 degrees, 23 minutes 35 seconds, an arc length of 35.19 feet to a point of tangency; thence
North 35 degrees 51 minutes 41 seconds East, 143.47 feet to the point of beginning.

EXCEPTING therefrom all that portion lying within parcel one above.

PARCEL THREE:

FOR THE PLACE OF COMMENCEMENT BEGIN at the Northwesterly corner of the tract of land described in the Deed from Brandon Heirs to A.W. Baker, dated May 14, 1912 and recorded in Book 73 of Official Records of
Sonoma County, Page 388, said Northwesterly corner being on the
Southerly line of the Lakeville Highway, thence Easterly along the
Southerly line of said Highway, 318.36 feet to a point; thence
Southwesterly and parallel with the Northwesterly line of said tract of land so conveyed to A.W. Baker, 239.12 feet to the actual place of commencement; thence Northwesterly at right angles, 100 feet to a point; thence Northeasterly at right angles, 60 feet to a point on the
Southwesterly line of the land described in the Deed from A.W. Baker, et al, to Stanley McCutchan, dated October 13, 1927 and recorded June
26, 1928 in Book 205 of Official Records of Sonoma County, Page 149;
thence Southeasterly at right angles and along the Southwesterly line of said land conveyed to McCutchan, 100 feet to a point; thence
Southwesterly at right angles 60 feet to the place of commencement.

EXCEPTING THEREFROM that portion lying within the City of Petaluma,
Sonoma County, California, being a portion of the Lands of John M.
Headley and Delores A. Headley, husband and wife, co-trustees under a declaration of trust dated April 2, 1981 and amended June 14, 1982, as conveyed by Deed recorded under Document No. 90-11543 of Official
Records, Sonoma County Records, and being more particularly described as follows:

BEGINNING at the most Westerly corner of said lands, also being a point on the Easterly Right-Of-Way line of Marina Avenue; thence along said Right-Of-Way line North 35 degrees 51 minutes 41 seconds East,
8.56 feet to a point hereinafter referred to as Point “A”; thence leaving said Right-Of-Way line in a Southerly direction, on a curve concave Westerly, with a radius of 155 feet, through a central angle of 3 degrees 14 minutes 35 seconds, an arc length of 8.77 feet to a point on the Southwesterly line of said lands; thence along said line
North 54 degrees 08 minutes 19 seconds West, 1.94 feet to the point of beginning.

A.P. Nos. 005-050-020 and 031